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                             RESEARCH, ADVISORY AND

                         INVESTMENT MANAGEMENT AGREEMENT

                         DEUTSCHE ASSET MANAGEMENT, INC.
                                 345 PARK AVENUE
                          NEW YORK, NEW YORK 10154-0010

                                                                  April 28, 2006

RREEF America L.L.C.
875 N. Michigan Ave
41st Floor
Chicago, IL 60611

     We have entered into a Subadvisory Agreement (the "Subadvisory Agreement") dated as of November 23, 2002, as amended from time to time, with John Hancock Investment Management Services, LLC (formerly known as Manufacturers Securities Services, L.L.C.) (the "Adviser"), a Delaware limited liability company, on behalf of the Real Estate Securities Trust and the Global Real Estate Trust (each a "Trust" and collectively the "Trusts") each of which is a series of John Hancock Trust ("JHT"), pursuant to which we act as subadviser to the Trusts. A copy of the Subadvisory Agreement has been previously furnished to you. In furtherance of such duties to the Trusts, and with the approval of the Trusts, we wish to avail ourselves of your investment advisory and investment management services. Accordingly, with the acceptance of the Trusts, we hereby agree with you as follows for the duration of this Agreement:

     1. You agree to furnish to us such information, investment recommendations, advice and assistance as we shall from time to time reasonably request. In carrying out your investment advisory duties hereunder, you will comply with the objectives, guidelines and restrictions as may be agreed upon by the parties in writing from time to time, and also with the investment restrictions outlined in JHT's registration statement filed with the United States Securities and Exchange Commission, as the same may be amended from time to time. You shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

     2. Pursuant to Section 3 and as detailed on Appendix A of the Subadvisory Agreement, we receive a monthly fee as compensation for the services we provide to the Adviser related to the Trusts. As permitted by Section 2(i) of the Subadvisory Agreement, we are hereby delegating to you all of the day-to-day management obligations related to the Trusts. In conjunction with your performance of such obligations, we agree to pay you (in United States dollars) a monthly fee equal to one hundred percent (100%) of the fees we receive from the Adviser related to each of the Trusts. We agree to make such payments to you by wire transfer or check, at your option. We further agree to make each such monthly payment within the ten (10) days next following the day of our receipt of our monthly fee related to the Trusts.

     We agree to work with you, in order to make our relationship as productive as possible for the benefit of the Trusts, to further the development of your ability to provide the services contemplated by Section 1. To this end we agree to work with you to assist you in developing your research techniques, procedures and analysis. We may from time to time furnish you with informal memoranda reflecting our understanding of our working procedures with you, which will be agreed to by each of us and may be revised as you work with us

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pursuant to this Agreement. We agree not to furnish, without your consent, to any person other than our personnel and directors and representatives of the Trusts any tangible research material that is prepared by you, that is not publicly available, and that has been stamped or otherwise clearly indicated by you as being confidential.

     You agree to treat the Trust's portfolio holdings as confidential information in accordance with the JHT's "Policy Regarding Disclosure of Portfolio Holdings," as such policy may be amended from time to time, and to prohibit your employees from trading on any such confidential information. We agree that upon the Adviser's notification to us of any amendments to the JHT's "Policy Regarding Disclosure of Portfolio Holdings," we will notify you of the same.

     3. You shall be entitled to sub-delegate, where necessary, the performance of any or all of the services hereunder to any member of a company controlled by Deutsche Bank AG ("Group Companies"), provided that if such delegation would violate the anti-assignment provisions of the Investment Advisers Act, or any other applicable law or regulation, then it shall not be permitted without the approval of the Trustees of JHT.

     4. You agree that you will not make a short sale of any capital stock of the Trusts, or purchase any share of the capital stock of the Trusts otherwise than for investment.

     5. Your services to us are not to be deemed exclusive and you are free to render similar services to others, except as otherwise provided in Section 1 hereof.

     6. Nothing herein shall be construed as constituting you an agent of us or of the Trusts.

     7. You represent and warrant that you are registered as an investment advisor under the U.S. Investment Advisers Act of 1940, as amended. You agree to maintain such registration in effect during the term of this Agreement.

     8. Neither you nor any affiliate of yours shall receive any compensation in connection with the placement or execution of any transaction for the purchase or sale of securities or for the investment of funds on behalf of the Trusts, except that you or your affiliates may receive a commission, fee or other remuneration for acting as broker in connection with the sale of securities to or by the Trusts, if permitted under the U.S. Investment Company Act of 1940, as amended, and all other applicable laws and regulations.

     9. You agree that you will not consult with any other subadviser engaged by Adviser with respect to transactions in securities or other assets concerning the Trusts or another fund advised by Adviser, except to the extent such consultation is made with respect to the Trust(s) with another affiliated adviser in the Group Companies, or to the extent permitted under the U.S. Investment Company Act of 1940, as amended.

     10. We agree that you may rely on information reasonably believed by you to be accurate and reliable. We further agree that neither you nor your officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder except by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of reckless disregard of your obligations and duties under this Agreement. We acknowledge and agree that we are responsible for all of your acts and omissions in performing the services under this Agreement.

     11. This Agreement shall remain in effect until April 28, 2008, and shall continue in effect thereafter, but only so long as such continuance is specifically approved with respect to either Trust at least annually by the affirmative vote of (i) a majority of the members of JHT's Board who are not interested persons of JHT, you or us, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of JHT's Board or the holders of a majority of the outstanding voting securities of the respective Trust. This Agreement may nevertheless be terminated at any time with respect to either Trust, without penalty, by JHT's Board or by vote of holders of a majority of the outstanding voting securities of the respective Trust, upon 60 days' written notice delivered or sent by registered mail, postage prepaid, to you, at your address given in Paragraph 13 hereof or at any other address of which you shall have notified us in writing, or by you upon 60 days' written notice to us and to the Trust, and shall automatically be terminated in the event of its assignment or of the termination (due to assignment or otherwise) of the Subadvisory Agreement, provided that an assignment to a corporate successor to


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all or substantially all of your business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of your business shall not be deemed to be an assignment for purposes of this Agreement. Any such notice shall be deemed given when received by the addressee.

     12. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto. It may be amended by mutual agreement, but only after authorization of such amendment is specifically approved by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of JHT (to the extent required by applicable law); and (ii) a majority of the members of JHT's Board of Trustees who are not interested persons of JHT, you or us, cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to the Trust if a majority of the outstanding voting securities of the respective Trust vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other fund affected by the amendment or (b) all of the portfolios of the JHT.

     13. Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by mailing such notice, air mail postage paid, the day on which such facsimile is sent).

     Addressed

          If to Deutsche Asset Management, Inc., to:

               Deutsche Asset Management, Inc.
               345 Park Avenue
               New York, NY 10154

               Attention: Kim Mustin
                          Managing Director
                          (Facsimile No. 212-454-0744)

          If to RREEF America L.L.C., to:

               RREEF America L.L.C.
               Floor 26
               101 California Street
               San Francisco, Ca 94111

               Attention: Marlena Casellini
                          Managing Director, Chief Operating Officer
                          (Facsimile No. 415.392.4648)

          With a copy to:

               RREEF America L.L.C.
               875 N. Michigan Ave
               41st Floor
               Chicago, IL 60611

               Attention: Barry H. Braitman
                          Managing Director
                          (Facsimile No. 312.266.9346)

or to such other address as to which the recipient shall have informed the other party.


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     Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by facsimile and mail, the date on which such facsimile and confirmatory letter are sent.

     14. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the U.S. Investment Company Act of 1940, as amended. As used herein the terms "interested person", "assignment," and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the U.S. Investment Company Act of 1940, as amended.

     15. The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the "Declaration") is on file in the Office of the Secretary of State of The Commonwealth of Massachusetts provides that the name "John Hancock Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of JHT shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of JHT or any portfolio thereof, but only the assets belonging to JHT, or to the particular portfolio with respect to which such obligation or claim arose, shall be liable.

     16. Upon execution of this Agreement, you shall provide the Adviser with your written policies and procedures, or summaries thereof ("Compliance Policies"), as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, you shall submit to the Adviser: (i) no less frequently than annually any material changes (or summaries thereof) to the Compliance Polices, (ii) no less frequently than the next regular report to the Adviser, notification of any litigation or investigation that, in your reasonable determination, would have a material impact on your ability to perform your obligations under this Agreement, and (iii) no less frequently than the next regular report to the Adviser, notification of any material compliance matter that, in your reasonable determination, relates to the services provided by you to the Trust, including but not limited to any material violation of the Compliance Policies, the commencement or results of any regulatory examination conducted, or periodic testing of the Compliance Policies, provided that any such notification and/or disclosure required herein is not prohibited by applicable law. Throughout the term of this Agreement, you shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable JHT to comply with Rule 38a-1 under the Investment Company Act, provided, however, that the provision of such certifications, information and access is not prohibited by applicable law. You may deliver to us all reports, summaries, notifications, certifications, and other information you are required by this paragraph to deliver to the Adviser, and us will then coordinate and deliver the same to the Adviser on your behalf.

                      [Remainder left intentionally blank]


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If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                        Very truly yours,

                                        DEUTSCHE ASSET MANAGEMENT, INC.


                                        By: /s/ Michael Colon
                                            ------------------------------------
                                        Name: Michael Colon
                                        Title: COO - DeAM Americas


                                        By: /s/ Jennifer Karam
                                            ------------------------------------
                                        Name: Jennifer Karam
                                        Title: Director

The foregoing agreement is hereby accepted as of the date first above written.

                                        RREEF AMERICA L.L.C.


                                        By: /s/ Michael Luciano
                                            ------------------------------------
                                        Name: Michael Luciano
                                        Title: Managing Director

Accepted:

GLOBAL REAL ESTATE TRUST


By: /s/ John G. Vrysen
    ---------------------------------
    John G. Vrysen


REAL ESTATE SECURITIES TRUST


By: /s/ John G. Vrysen
    ---------------------------------
    John G. Vrysen


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